EXHIBIT 99.1

To 8-K dated April 30, 2007

NEWS RELEASE

SEACOAST BANKING CORPORATION OF FLORIDA

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

William R. Hahl

Executive Vice President/

Chief Financial Officer

Seacoast Banking Corporation of Florida

 (772) 221-2825

SEACOAST EARNS $6.4 MILLION OR $0.34 PER SHARE

FOR THE FIRST QUARTER

STUART, FL., April 25, 2007 – Seacoast Banking Corporation of Florida (NASDAQ:  SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank, reported net income totaling $6.4 million for the first quarter of 2007 compared to $5.9 million for the first quarter of 2006.  Diluted earnings per share (“DEPS”) was $0.34 for the quarter, compared to $0.34 DEPS in the first quarter of 2006.

“We are pleased with our performance this quarter.  Our net interest margin stabilized as a result of improvements in funding and continued loan growth.  Deposit declines evident in the past two quarters reversed on improved growth in noninterest bearing balances.  We also successfully collected, without loss, a large loan placed on nonaccrual in the third quarter of 2006.  Finally, we undertook more active management of our balance sheet beginning with a repositioning of our investment portfolio that should improve our net interest margin performance and reduce interest rate volatility over the balance of the year”, said Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast.

Other highlights for the quarter included the following:

•

Loan growth slowed in the first quarter 2007 as a result of anticipated payoffs of residential real estate construction projects with $10 million or 2.4 percent growth annualized for the quarter.  Loan growth is expected to total 8-10 percent for the full year 2007;

•

Net interest margin for the quarter declined modestly by 3 basis points to 3.92 percent compared to the fourth quarter 2006;

•

Average earning assets increased $223 million to $2.2 billion over the last twelve months;

•

Deposit mix remained good with noninterest bearing deposits increasing $9.3 million during the quarter and now representing 21.2 percent of total deposits;

•

A team was developed to manage loan syndications to assist in lowering concentrations and to increase loan production; and

•

The Company commenced a marketing campaign in the first quarter to take advantage of potential market disruptions with the integration and rebranding by two of the Company’s largest local Treasure Coast competitors to a large Ohio-based institution;

Nonperforming assets declined from $12.5 million or 0.72 percent of loans and other real estate owned at year-end 2006 to $4.1 million or 0.23 percent at quarter end 2007.  The decline is primarily related to the collection in full of an $8 million nonaccrual loan which was reported as impaired at year-end with a specific valuation allowance of over $1 million.  The collection of this credit and reduction in the specific allowance resulted in a recapture of $550,000 or $0.02 DEPS for the quarter.

The Company expects future provisioning to be closely aligned with loan growth for the following reasons: credit quality remains strong despite slowing residential real estate markets; the Company increased the allowance in the fourth quarter of 2006 for risks then identified with a change in market conditions effecting Florida real estate; and other risks affecting the Company’s model for calculating the allowance were moved to more conservative ranges based on a continuation of market conditions during the first quarter.

The Company elected to early adopt Financial Accounting Standards (FAS) 157 and 159 in the first quarter of 2007.  Under the transition provisions of FAS 159, approximately $251 million of investment securities were selected to be reported beginning January 1, 2007 at fair value with the effect of the remeasurement to fair value at this date as a cumulative-effect adjustment to the opening balance of retained earnings and the changes to fair value after that date as a component of current earnings reflected in the income statement.  A total of $365,000, net of tax, or $0.02 DEPS was reported as trading account profits for the first quarter 2007.    The cumulative-effect adjustment reduced opening retained earnings by $3.7 million.  “The elective use of fair value accounting for financial instruments enables us to better align the financial results of those items with their economic value and allows for more active management of our balance sheet,” commented Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast.

Operating revenues (fully tax equivalent) grew in the first quarter 2007, up $2.1 million or 8.1 percent from the prior year, primarily as a result of the acquisition of Big Lake National Bank in the second quarter 2006.  Compared to the fourth quarter, operating revenues were up $83,000 with improvement in noninterest income of $497,000 or 8.7 percent with increased fees from mortgage banking activities, marine finance, and wealth management services offset by a decrease in net interest income.

The net interest margin for the first quarter 2007 was 3.92 percent, representing a 3 basis point decline from the 3.95 percent achieved during the fourth quarter, and a much smaller decline than 27 basis points that occurred during the fourth quarter 2006.  The smaller decline in the net interest margin resulted primarily from a modest increase in the cost for interest bearing liabilities, combined with an increase in the yield on earning assets.  In addition, the margin was negatively impacted last quarter by seasonal increases in public fund customer balances that produce spreads of less than 1.0 percent.

The cost for interest bearing deposits increased 15 basis points to 3.40 percent from 3.25 percent in the fourth quarter 2006 and was lower than the 30 basis points increase in the fourth quarter 2006 from the 2.95 percent for the third quarter.  The cost of interest bearing liabilities increased by 22 basis points for the quarter, but only increased by one basis point in the month of March 2007.  The lower increase in rates during March 2007 for interest bearing liabilities was attributed to a better mix of deposits, as noninterest bearing deposits and lower cost savings deposits increased more than higher cost time deposits and average overnight borrowings were lower during the month.  Time deposit pricing improved during the first quarter with fewer competitors paying above market rates.  The average rate for time deposits increased 19 basis points for the first quarter 2007, compared to 34 basis points in the fourth quarter 2006.

Net interest income on a tax equivalent basis for the first quarter declined $414,000 or 1.9 percent from the fourth quarter, but was up $1.2 million or 5.7 percent when compared to first quarter 2006.  Net interest income and the margin for the remainder of the year will increase from the impact of the balance sheet management decisions discussed earlier in this release related to the adoption of FAS 159.  The balance sheet restructuring discussed earlier related to the $251 million in investment securities will increase net interest income in the range of $550,000 to $800,000 per quarter, but the ultimate effects will depend on decisions in the second quarter and beyond.  The pressure on the net interest margin, after the effects of the balance sheet management activities, are likely to remain due to inversion of the yield curve and slower noninterest bearing deposit growth compressing interest spreads on earning assets.  The Company believes that the margin will improve in the latter half of 2007, provided loan growth reaches targeted levels of 8 to 10 percent for the year.

Average loans for the first quarter 2007 increased 2.9 percent, or 11.6 percent linked quarter annualized compared to the fourth quarter 2006.  The increase in loans was the result of organic growth in the Company’s markets over the last 12 months.  The impact of a slower housing market has impacted the Company’s loan pipelines, and it is believed that slower loan growth will result for the remainder of 2007.  The Company’s expansion into Broward County with a loan production office opening in the first quarter 2007, and acquisition of additional loan officers for the Treasure Coast and Big Lake markets, should result in greater loan opportunities. In addition, the integration and rebranding of the Company’s two largest community bank competitors by a large Cleveland, Ohio based bank in March and April 2007 has improved the Company’s prospects for loan and deposit growth in the second half of 2007.

Noninterest income, excluding securities gains (losses) and fair value changes for the first quarter, increased as a result of better revenues from debit card interchange fees, merchant income, and much improved mortgage banking gains, as well as increased fees from service charges on deposit accounts as a result of the acquisition of Big Lake National Bank, compared to first quarter 2006.  During the past several quarters, noninterest income related to mortgage loan production has been lower due to more production being retained in the loan portfolio.  With the Company’s expanded market presence, production in the first quarter increased fee income, which also benefited from a pick-up in mortgage refinancing activities.  In addition, the pricing on products sold was improved during the first quarter and accounted for some of the increase in fee income.   The Company expects that fee income from mortgage banking activities will continue to be challenged due to a slower housing market, but some of this weakness may be offset by higher production related to refinance activities and expanded market share.  While marine finance fees were slightly lower in the first quarter compared to the prior year, production was very good, and the Company retained more loans in its portfolio during the first three months this year than in the prior year’s comparable period.  For the total year 2006, the marine finance business was muted due to prior years’ hurricanes, higher fuel prices and insurance costs.  Recent events, including record crowds at first quarter boat shows, suggest that 2007 may be a much better year in comparison.

Noninterest expenses in the first quarter of $18.7 million were in line with management expectations and guidance provided in the fourth quarter earnings release.  Noninterest expenses for the quarter included added spending related to the opening of a loan production office in Broward County, a new branch in Brevard County, and several loan officer hires in the Treasure Coast, Palm Beach County and Big Lake markets.  It is forecasted that these overhead additions will have positive revenue offsets beginning as early as the third quarter of 2007.  The Company has completed its review of its processes, operations and costs.  Based on this review, the Company believes that its target for quarterly overhead to remain relatively flat in 2007 when compared to 2006, after adjusting for the acquisition completed in the second quarter of 2006, is achievable.  Salary expenses directly related to revenue growth could result in quarterly increases above this target for 2007.  In addition, higher marketing costs for the second quarter (and if successful, for the third quarter as well) are expected as a result of the opportunities for expanded growth in both loans and deposits related to the integration and rebranding of the Company’s two largest community bank competitors.

The Company has maintained strong and consistent credit quality and low net charge-offs over the long term, and its net charge-offs have consistently been much better than peers.  Net charge-offs totaled $125,000 in the first quarter 2007, compared to net recoveries of $80,000 a year ago.  The Company’s largest nonaccrual loan at quarter-end totaled $3.0 million and is well secured.  The Company does not expect to incur any principal loss as a result of the ultimate collection of this credit.

Seacoast will host a conference call on Thursday, April 26 at 10:00 a.m. (Eastern Time) to discuss the earnings results and business trends.  Investors may call in (toll-free) by dialing (800) 640-9765 (access code: 17448512; leader: Dennis S. Hudson).  Charts will be used during the conference call and may be accessed at Seacoast’s website at www.seacoastbanking.net by selecting Presentations under the heading Investor Services.  A replay of the call will be available beginning the afternoon of April 26 by dialing (877) 213-9653 (domestic), using the passcode 17448512.

Seacoast, with approximately $2.4 billion of assets, is one of the largest independent commercial banking organizations in Florida.  Seacoast has 43 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest and fastest growing areas in the nation.

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Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in our markets, and improvements to reported earnings that may be realized from cost controls and for integration of banks that we have acquired, as well as statements with respect to Seacoast’s objectives, expectations and intentions and other statements that are not historical facts.  Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “support”, “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “further”, “point to,” “project,” “could,” “intend” or other similar words and expressions of the future.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; and the failure of assumptions underlying the establishment of reserves for possible loan losses.  The risks of mergers and acquisitions, include, without limitation: unexpected transaction costs, including the costs of integrating operations; the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; the risk of deposit and customer attrition; any changes in deposit mix; unexpected operating and other costs, which may differ or change from expectations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers by competitors; as well as the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006 under “Special Cautionary Notice Regarding Forward-Looking Statements,” and otherwise in our SEC reports and filings.  Such reports are available upon request from Seacoast, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov.

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FINANCIAL HIGHLIGHTS	(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES
			Three Months Ended
(Dollars in thousands,			March 31,
except per share data)			2007	2006
Summary of Earnings
Net income			$6,427	$5,866
Net interest income (1)			$21,432	$20,274

Performance Ratios
Return on average assets (2), (3)			1.10%	1.13%
Return on average tangible assets (2),(3),(4)			1.16	1.16%

Return on average shareholders' equity (2), (3)			11.97	14.98
Return on average tangible shareholders’ equity (2),(3),(4)			16.74	19.25

Net interest margin (1), (2)			3.92	4.16

Per Share Data
Net income diluted			$0.34	$0.34
Net income basic			$0.34	$0.35
Cash dividends declared			0.16	0.15

		March 31,		Increase/
		2007	2006	(Decrease)
Credit Analysis
Net charge-offs (recoveries) year-to-date		$125	$(80)	n/m
Net charge-offs (recoveries) to average loans		0.03%	(0.02)%	n/m
Loan loss provision year-to-date		$(550)	$280	n/m
Allowance to loans at end of period		0.82%	0.70%	17.1%
Nonperforming assets		$4,088	$240	1,603.3
Nonperforming assets to loans and other real estate owned at end of period		0.23%	0.02%	1,050.0

Selected Financial Data
Total assets		$2,400,428	$2,133,152	12.5
Securities – Trading (at fair value)		250,992	0	n/m
Securities – Available for sale (at fair value)		131,997	371,186	(64.4)
Securities – Held for investment (at amortized cost)		35,746	145,507	(75.4)
Net loans		1,729,054	1,329,704	30.0
Deposits		1,889,580	1,804,490	4.7
Shareholders' equity		216,741	155,609	39.3
Book value per share		11.34	9.09	24.8
Tangible book value per share		8.33	7.14	16.6
Average shareholders' equity to average assets		9.15%	7.52%	21.7

Average Balances (Year-to-Date)
Total assets		$2,379,739	$2,112,876	12.6
Less: Intangible assets		57,213	33,604	70.3
Total average tangible assets		$2,322,526	$2,079,272	11.7

Total equity		$217,834	$158,787	37.2
Less: Intangible assets		57,213	33,604	70.3
Total average tangible equity		$160,621	$125,183	28.3

 (1)  Calculated on a fully taxable equivalent basis using amortized cost.

(2)  These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3) The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses) because the unrealized gains (losses) are not included in net income.

(4) The Company believes that cash operating earnings excluding the impacts of noncash amortization expense on intangible assets is a better measurement of the Company’s trend in earnings growth.

n/m = not meaningful

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Three months Ended
	March 31,
(Dollars in thousands, except per share data)	2007	2006

Interest on securities:
Taxable	$4,739	$5,397
Nontaxable	93	15
Interest and fees on loans	32,550	23,011
Interest on federal funds sold and other Investments	251	1,335
Total Interest Income	37,633	29,758

Interest on deposits	5,562	3,339
Interest on time certificates	6,768	4,092
Interest on borrowed money	3,935	2,078
Total Interest Expense	16,265	9,509

Net Interest Income	21,368	20,249
Provision for loan losses	(550)	280
Net Interest Income After Provision for Loan Losses	21,918	19,969

Noninterest income:
Service charges on deposit accounts	1,733	1,242
Trust income	627	712
Mortgage banking fees	455	209
Brokerage commissions and fees	754	776
Marine finance fees	726	793
Debit card income	568	463
Other deposit based EFT fees	131	97
Merchant income	756	679
Trading account profits	561	0
Other	466	333
	6,777	5,304
Securities gains (losses), net	(2)	11
Total Noninterest Income	6,775	5,315

Noninterest expenses:
Salaries and wages	7,896	6,419
Employee benefits	1,687	1,800
Outsourced data processing costs	1,945	1,749
Occupancy	1,874	1,533
Furniture and equipment	652	536
Marketing	700	917
Legal and professional fees	832	537
FDIC assessments	58	59
Amortization of intangibles	315	119
Other	2,744	2,440
Total Noninterest Expenses	18,703	16,109

Income Before Income Taxes	9,990	9,175
Provision for income taxes	3,563	3,309

Net Income	$6,427	$5,866

Per share common stock:
Net income diluted	$0.34	$0.34
Net income basic	0.34	0.35
Cash dividends declared	0.16	0.15

Average diluted shares outstanding	19,154,881	17,287,693
Average basic shares outstanding	18,960,154	16,913,335

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	March 31,	December 31,	March 31,
(Dollars in thousands)	2007	2006	2006

Assets
Cash and due from banks	$98,319	$89,803	$73,500

Federal funds sold and other investments	1,507	2,412	119,374
Total Cash and Cash Equivalents	99,826	92,215	192,874

Securities:
Trading (at fair value)	250,992	0	0
Available for sale (at fair value)	131,997	313,983	371,186
Held for investment (at amortized cost)	35,746	129,958	145,507
Total Securities	418,735	443,941	516,693

Loans available for sale	7,662	5,888	4,791

Loans, net of unearned income	1,743,294	1,733,111	1,339,070
Less: Allowance for loan losses	(14,240)	(14,915)	(9,366)
Net Loans	1,729,054	1,718,196	1,329,704

Bank premises and equipment, net	37,825	37,070	25,468
Other real estate owned	133	0	0
Goodwill and other intangible assets	57,489	57,299	33,402
Other assets	49,704	34,826	30,220
	$2,400,428	$2,389,435	$2,133,152

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Demand deposits (noninterest bearing)	$401,123	$391,805	$441,139
Savings deposits	897,025	929,444	894,158
Other time deposits	331,739	325,251	276,216
Time certificates of $100,000 or more	259,693	244,518	192,977
Total Deposits	1,889,580	1,891,018	1,804,490

Federal funds purchased and securities sold under agreements to repurchase, maturing within 30 days	212,773	206,476	93,732
Borrowed funds	26,601	26,522	26,324
Subordinated debt	41,238	41,238	41,238
Other liabilities	13,495	11,756	11,759
	2,183,687	2,177,010	1,977,543

Shareholders' Equity
Preferred stock	0	0	0
Common stock	1,913	1,899	1,713
Additional paid in capital	93,560	91,561	46,495
Retained earnings	124,538	124,811	115,587
Restricted stock awards	(3,290)	(3,181)	(3,446)
Treasury stock	(130)	(310)	(149)
	216,591	214,780	160,200
Accumulated comprehensive loss, net	150	(2,355)	(4,591)
Total Shareholders’ Equity	216,741	212,425	155,609
	$2,400,428	$2,389,435	$2,133,152

Common Shares Outstanding	19,119,075	18,974,295	17,113,987

Note:  The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarters
	2007	2006			Last 12
(Dollars in thousands, except per share data)	First	Fourth	Third	Second	Months

Net income	$6,427	$5,685	$5,869	$6,434	$24,415

Operating Ratios
Return on average assets (2), (3)	1.10%	0.95%	0.99%	1.07%	1.03%
Return on average tangible assets (2),(3),(4)	1.16	1.01	1.05	1.13	1.09

Return on average shareholders' equity (2), (3)	11.97	10.57	11.03	12.43	11.49
Return on average tangible shareholders’ equity (2),(3),(4)	16.74	14.87	15.64	17.85	16.25

Net interest margin (1), (2)	3.92	3.95	4.22	4.29	4.10
Average equity to average assets	9.15	8.99	8.98	8.58	8.92

Credit Analysis
Net charge-offs (recoveries)	$125	$27	$23	$(76)	$99
Net charge-offs (recoveries) to average loans	0.03%	0.01%	0.01%	(0.02)%	0.01%
Loan loss provision	$(550)	$2,250	$475	$280	$2,455
Allowance to loans at end of period	0.82%	0.86%	0.77%	0.76%
Nonperforming assets	$4,088	$12,465	$10,437	$588
Nonperforming assets to loans and other real estate owned at end of period	0.23%	0.72%	0.63%	0.04%
Nonaccrual loans and accruing loans 90 days or more past due to loans outstanding at end of period	0.27	0.72	0.71	0.03

Per Share Common Stock
Net income diluted	$0.34	$0.30	$0.31	$0.34	$1.29
Net income basic	0.34	0.30	0.31	0.34	1.29
Cash dividends declared	0.16	0.16	0.15	0.15	0.62
Book value per share	11.34	11.20	10.99	10.70

Average Balances
Total assets	$2,379,739	$2,372,784	$2,350,862	$2,419,683
Less: Intangible assets	57,213	56,230	56,945	58,252
Total average tangible assets	$2,322,526	$2,316,554	$2,293,917	$2,361,431

Total equity	$217,834	$213,354	$211,024	$207,555
Less: Intangible assets	57,213	56,230	56,945	58,252
Total average tangible equity	$160,621	$157,124	$154,079	$149,303

(1)

Calculated on a fully taxable equivalent basis using amortized cost.

(2)

These ratios are stated on an annualized basis and are not necessarily indicative of future periods.

(3)

The calculation of ROA and ROE do not include the mark-to-market unrealized gains (losses), because the unrealized gains (losses) are not included in net income.

(4)

The Company believes that cash operating earnings excluding the impacts of noncash amortization expense on intangible assets is a better measurement of the Company’s trend in earnings growth.

CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited) (continued)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Dollars in thousands)

SECURITIES	March 31, 2007	December 31, 2006	March 31, 2006

U.S. Treasury and U. S. Government Agencies	$53,803	$0	$0
Mortgage-backed	197,189	0	0
Securities – Trading	250,992	0	0

U.S. Treasury and U. S. Government Agencies	39,641	94,676	81,534
Mortgage-backed	87,676	214,661	288,058
Obligations of states and political subdivisions	2,053	2,049	0
Other securities	2,627	2,597	1,594
Securities – Available for Sale	131,997	313,983	371,186

U.S. Treasury and U. S. Government Agencies	0	0	5,000
Mortgage-backed	29,378	123,587	139,313
Obligations of states and political subdivisions	6,368	6,371	1,194
Securities – Held for Investment	35,746	129,958	145,507
Total Securities	$418,735	$443,941	$516,693

LOANS	March 31, 2007	December 31, 2006	March 31, 2006

Construction and land development	$580,767	$571,133	$450,059
Real estate mortgage	966,488	949,824	710,396
Installment loans to individuals	83,222	83,428	77,098
Commercial and financial	112,110	128,101	101,262
Other loans	707	625	255
Total Loans	$1,743,294	$1,733,111	$1,339,070

AVERAGE BALANCES, YIELDS AND RATES (Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	2007	2006
	First Quarter	Fourth Quarter			First Quarter
	Average	Yield/	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Assets
Earning assets:
Securities:
Taxable	$427,743	4.43%	$462,628	4.37%	$535,790	4.03%
Nontaxable	8,390	6.53	8,409	6.47	1,195	7.70
Total Securities	436,133	4.47	471,037	4.40	536,985	4,04

Federal funds sold and other investments	16,284	6.25	24,872	5.33	121,592	4.45

Loans, net	1,747,797	7.52	1,698,552	7.40	1,318,291	7.08

Total Earning Assets	2,200,214	6.92	2,194,461	6.73	1,976,868	6.11

Allowance for loan losses	(14,973)		(12,842)		(9,184)
Cash and due from banks	77,101		76,523		71,065
Premises and equipment	37,646		36,731		23,432
Other assets	79,751		77,911		50,695

	$2,379,739		$2,372,784		$2,112,876

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
NOW	$195,025	2.38%	$198,610	2.10%	$138,604	0.97%
Savings deposits	130,985	0.71	136,410	0.71	145,094	0.51
Money market accounts	567,647	2.99	591,740	2.92	593,403	1.93
Time deposits	576,972	4.76	581,520	4.57	451,223	3.68
Federal funds purchased and other short-term borrowings	225,805	4.95	154,065	4.68	109,206	3.80
Other borrowings	67,772	7.05	67,798	7.06	72,596	5.90

Total Interest-Bearing Liabilities	1,764,206	3.74	1,730,143	3.52	1,510,126	2.55

Demand deposits (noninterest-bearing)	387,299		415,791		434,692
Other liabilities	10,400		13,496		9,271
Total Liabilities	2,161,905		2,159,430		1,954,089

Shareholders' equity	217,834		213,354		158,787

	$2,379,739		$2,372,784		$2,112,876

Interest expense as a % of earning assets		3.00%		2.78%		1.95%
Net interest income as a % of earning assets		3.92		3.95		4.16

(1)

 On a fully taxable equivalent basis.  All yields and rates have been computed on an annualized basis using amortized cost.  Fees on loans have been included in interest on loans.  Nonaccrual loans are included in loan balances.